Exhibit 99

NEWS RELEASE
    5875 Landerbrook Drive Cleveland, Ohio 44124-4069
    Tel. (440) 229-5151 Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko
(440) 229-5130
For Immediate Release
Tuesday, November 7, 2023

NACCO INDUSTRIES
DECLARES QUARTERLY DIVIDEND AND ANNOUNCES
STOCK REPURCHASE PROGRAM

Cleveland, Ohio, November 7, 2023 – NACCO Industries® (NYSE: NC) announced today that the Board of Directors declared a regular cash dividend of 21.75 cents per share and announced a new stock repurchase program.
The dividend is payable on both the Class A and Class B Common Stock, and will be paid December 15, 2023 to stockholders of record at the close of business on November 30, 2023.
NACCO's Board of Directors also approved a stock repurchase program providing for the purchase of up to $20 million of the Company’s outstanding Class A Common Stock through December 31, 2025. NACCO’s current program would have expired on December 31, 2023 but has been terminated and replaced by the new program. Since the adoption of the prior program in November 2021, the Company has expended approximately $1.5 million to purchase approximately 45,000 shares of Class A Common Stock.
The timing and amount of any repurchases under the new repurchase program will be determined at the discretion of the Company's management based on a number of factors, including the availability of capital, other capital allocation alternatives and market conditions for the Company's Class A Common Stock. The share repurchase program does not require the Company to acquire any specific number of shares. It may be modified, suspended, extended or terminated by the Company at any time without prior notice and may be executed through open market purchases, privately negotiated transactions or otherwise. All or part of the repurchases may be implemented under a Rule 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so.

Forward-looking Statements Disclaimer
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth under the heading “Risk Factors” in NACCO’s most recent 10-K filed with the Securities and Exchange Commission.

About NACCO Industries
NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com or get investor information at ir.nacco.com.

****